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                AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
 ADMINISTRATIVE OFFICE: 5400 UNIVERSITY AVENUE, WEST DES MOINES, IOWA 50266-5997

                         INCREMENTAL DEATH BENEFIT RIDER

           This rider is a part of the policy to which it is attached.


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SECTION 1 - POLICY MODIFICATIONS
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The policy is modified to add the provisions of this rider. All provisions of the policy not in conflict with this rider will apply to this rider. In the event of a conflict between the provisions of the policy and this rider, the provisions of this rider will prevail.

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SECTION 2 - INCREMENTAL DEATH BENEFIT
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This rider provides for an incremental death benefit that is added to the Death
Benefit payable under your Policy.

If the annuitant's age on the policy date is less than 76, the incremental death benefit will be equal to 40% of a) minus b), where:

a)   is the Accumulated Value as of the date due proof of death is received; and

b) is the sum of all premium payments less the sum of all partial withdrawal reductions, as of the date due proof of death is received.

Notwithstanding the foregoing, the incremental death benefit cannot exceed 50% of b). The incremental death benefit will never be less than zero.

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SECTION 3 - EFFECTIVE DATE
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The effective date of this rider will be the later of:

a)   the date of issue of the policy; or

b)   the date this rider is added to an existing policy.



D  Noble

President


435-511(05-01)